UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 7, 2007 (August 7, 2007)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On August 7, 2007, Glimcher Realty Trust (the “Registrant”) announced the execution of a purchase and sale agreement (the “Agreement”) to purchase Merritt Square Mall, a fully enclosed regional mall containing approximately 804,000 square feet of gross leasable area, located in Merritt Island, Florida (the “Property”).  The Agreement is between the Registrant’s affiliate Glimcher Properties Limited Partnership (“GPLP”) and Thor Urban Operating Fund, L.P. (“Thor”).  The Agreement contains terms, conditions, covenants, representations, and warranties from each of the respective parties that are customary and typical for a transaction of this nature. The transaction remains subject to customary closing conditions and approvals, but the Registrant expects the transaction to close before the end of 2007.

GPLP will acquire the Property subject to a $57 million non-recourse mortgage loan (the “Loan”).  The Loan has a fixed interest rate of 5.35% per annum and a maturity date of September 1, 2015 (the “Maturity Date”).   Under the Loan, periodic payments of interest are required until September 2010 after which time periodic payments of principal and interest shall be made over a 30-year amortization schedule until the Maturity Date. The Loan is securitized and serviced by Wells Fargo Commercial Mortgage Servicing and LNR Partners, Inc. (“LNR”).  The Loan contains default and defeasance provisions customary for obligations of this nature.  The Registrant expects to complete the acquisition of the Property using approximately $27 million made available primarily through its existing credit facility.  The transaction remains subject to approval by LNR.

Other than the Agreement and the transactions described herein, there is no other material relationship between Thor and its affiliates and Registrant and its affiliates. A copy of the press release announcing the Agreement is furnished as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

Forward Looking Statements

This Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Registrant to make additional investments in regional mall properties and redevelopment of properties, failure of the Registrant to complete proposed or anticipated acquisitions, the failure to sell properties as anticipated and to obtain estimated sale prices, the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses, the failure to achieve earnings/Funds From Operations targets, the failure to sell additional community centers, failure of the Registrant to qualify as a real estate investment trust, termination of existing joint venture arrangements, conflicts of interest with our existing joint venture partners, the failure to achieve estimated sales prices and proceeds from the sale of properties, increases in impairment charges, failure to refinance debt at favorable terms and conditions, significant costs related to environmental issues as well as other risks listed from time to time in the Registrant’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Registrant.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Glimcher Realty Trust, dated August 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: August 7, 2007	/s/ George A. Schmidt George A. Schmidt Executive Vice President & Chief Investment Officer